P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Edward G. Sloane
July 24, 2012		Chief Financial Officer and Treasurer
(740) 373-3155

PEOPLES BANCORP INC. REPORTS IMPROVED
2ND QUARTER 2012 EARNINGS OF $0.47 PER SHARE
_____________________________________________________________________

MARIETTA, Ohio - Peoples Bancorp Inc. (“Peoples”) (NASDAQ: PEBO) today announced results for the quarter ended June 30, 2012. Net income totaled $5.0 million for the second quarter of 2012, representing earnings per diluted common share of $0.47. In comparison, earnings per diluted common share were $0.26 for the second quarter of 2011 and $0.63 for the first quarter of 2012. On a year-to-date basis, earnings per diluted common share were $1.10 through six months of 2012 versus $0.38 during the same period in 2011.
Summary points regarding second quarter 2012 results:

•	Peoples incurred pre-tax costs of $660,000 (or $429,000 after-tax) during the quarter related to pension settlement charges, acquisition activities and a private foundation contribution.

•
Total revenue, which is net interest income plus non-interest income, was 4% higher than the prior year, driven mostly by stronger fee-based revenues. Net interest income also benefited from modestly higher average loan balances. On a linked quarter basis, total revenue was 2% lower reflecting the normal seasonal decline corresponding with the recognition of annual performance-based insurance revenue in the first quarter.

•
Total criticized loans, which are those classified as watch, substandard or doubtful, decreased $16 million, or 14%, during the quarter, and $40 million, or 29%, since year-end 2011. These reductions were primarily the result of paydowns and upgrades. Total nonperforming loans as a percentage of gross loans and OREO also improved to 1.85%, compared to 2.25% at March 31, 2012 and 3.71% a year ago.

•
Net charge-offs remained minimal for a second consecutive quarter. Through six months, net charge-offs were 0.11% of average loans on annualized basis in 2012 versus 1.94% in 2011. Peoples realized a $3.3 million recovery of loan losses in the first half of 2012 compared to a provision of $7.6 million a year ago.

•	The sustained improvement in asset quality led to a further reduction in the allowance for loan losses to 2.09% of total loans, from 2.25% at the linked quarter-end and 2.53% at year-end 2011.

•
Second quarter 2012 total non-interest expense was up moderately compared to both the linked and year-ago quarters. The previously mentioned acquisition and pension related costs were the key drivers, while $355,000 of additional incentive and sales-based compensation, plus a $100,000 contribution to Peoples' private charitable foundation were other significant contributing factors to the year-over-year increase. Compensation expenses are benefiting from the 8% reduction in employee count since June 30, 2011.

•
Both period-end and average loan balances were higher in the second quarter due to commercial loan growth. Actual period-end balances increased $11 million during the quarter and $17 million since year-end, while average loan balances were up $13 million on a linked quarter basis and $12 million year-over-year.

•
Retail deposit balances experienced continued growth during the quarter, increasing $19 million since the prior quarter-end and $77 million compared to year-end 2011. Non-interest-bearing deposits comprised 20.0% of total retail deposits versus 18.6% at year-end 2011.

"We are pleased to report another quarter of solid earnings driven by improvements in several key areas,” said Chuck Sulerzyski, President and Chief Executive Officer. “Revenue growth is occurring with modest loan growth, reflecting the value of our revenue diversity. Operating expenses are being managed effectively. Credit quality trends remained favorable and led to us releasing additional reserves."

Sulerzyski continued, "Other major accomplishments during the second quarter included the announcement of our first banking acquisition since 2006 and the completed acquisition of a small financial advisory book of business in Wood County, West Virginia. We are excited by this expansion of our franchise and customer base within our existing footprint. As the pending bank transaction progresses, our management team is working diligently to capitalize on potential opportunities to acquire banks, insurance agencies and wealth management providers in or around our existing markets."
On June 5, 2012, Peoples announced plans to acquire Sistersville Bancorp, Inc. and its wholly-owned subsidiary, First Federal Savings Bank, in a merger transaction for total cash consideration of $9.8 million, or $30.74 for each share of Sistersville common stock. The merger transactions are expected to be completed late in the third quarter of 2012, subject to customary closing conditions, including regulatory approvals and Sistersville shareholder approval. At that time, First Federal Savings' full service offices in Sistersville and Parkersburg, West Virginia, will become branches of Peoples Bank. Given the expected completion date, this transaction should have minimal impact on 2012 earnings but is expected to be accretive to earnings beginning in 2013.
Net interest income increased modestly in the second quarter of 2012, to $13.6 million compared to $13.4 million for both the linked and year-ago quarters. This improvement occurred as Peoples reduced funding costs, which caused a greater decrease in interest expense than the decline experienced in interest income due to lower reinvestment rates. On a year-to-date basis, net interest income of $27.0 million was comparable with the prior year period. Peoples has maintained a relatively stable net interest margin of 3.42% through six months of 2012 despite lower long-term interest rates.
"The flatter yield curve experienced in the second quarter placed additional downward pressure on asset yields," said Edward Sloane, Chief Financial Officer and Treasurer. “However, recent actions taken to reduce our funding costs successfully mitigated the impact on our net interest margin. Second quarter funding costs reflected a full quarter's impact of the debt restructuring completed last quarter, plus the benefit of our remaining high-cost special CDs maturing. In addition, asset yields, while lower than recent periods, benefited from the modest loan growth that has occurred thus far in 2012. Our ability to maintain and improve net interest margin continues to depend upon meaningful loan growth, coupled with disciplined balance sheet management and pricing."
Second quarter 2012 non-interest income was 8% higher than the prior year second quarter, as strong revenue generation occurred in several major sources. Non-interest income was down 6% on a linked quarter basis, due entirely to the recognition of $919,000 in annual performance-based insurance revenue during the first quarter. Mortgage banking income was more than double the amount generated in last year's second quarter and up 24% from the linked quarter. These increases reflect significantly higher production volumes attributable to refinancing activity. Peoples' insurance commission revenue has benefited from increases in premiums occurring within the industry. Increased debit card usage by Peoples' customers continued to produce double-digit year-over-year increases in electronic banking income.
Non-interest expenses totaled $15.7 million for the second quarter of 2012, up 4% from the linked quarter and 7% year-over-year. These increases were driven primarily by $353,000 in pension settlement charges associated with lump sum distributions, plus $207,000 of legal and other professional services costs associated with acquisitions either completed or evaluated by Peoples. In the second quarter of 2012, Peoples made an additional $100,000 contribution to its private foundation, resulting in year-to-date contributions of $200,000, while no contributions were made in the first half of 2011. Second quarter sales and incentive-based compensation also was $355,000 higher than the prior year quarter corresponding with insurance and mortgage loan production volumes, plus the stronger operating results through six months of 2012. Total salary and employee benefit costs, although higher than prior quarters, continued to benefit from the planned reduction in full-time equivalent employees initiated in the second half of 2011. At June 30, 2012, Peoples had 494 full-time equivalent employees, down 4% versus year-end 2011 and 8% fewer than at June 30, 2011.
"We remain committed to generating positive operating leverage through disciplined expense management," said Sloane. "Through six months of 2012, our revenue has grown at a faster pace than we previously anticipated, due to the significantly higher mortgage banking activity. In contrast, operating expenses were generally in line with our expectations considering the acquisition costs incurred during the second quarter. In addition, we began incurring pension settlement charges one quarter earlier this year than in 2011. In the second half of 2012, we will strive to continue to manage operating expenses to maintain our efficiency ratio in the range of 66% to 68%."
Peoples' portfolio loan balances experienced modest growth during the second quarter of 2012, driven primarily by commercial lending opportunities within Peoples' market area as most of the residential mortgage loan production continues to be sold on the secondary market. Year-to-date loan growth has been tempered by the first quarter payoff of two nonperforming commercial real estate loan relationships totaling $8.1 million.
“New loan production was stronger in the second quarter, which produced higher loan balances,” said Sulerzyski. “We also experienced continued improvement in our asset quality during the quarter, with a further decline in criticized assets and net charge-offs remaining at a very low level. In the second half of 2012, loan growth will be challenged by some expected payoffs. We also will continue to take a cautious approach with our allowance for loan losses. Any additional reserve releases will depend on our credit metrics and the factors affecting loan losses."

During the second quarter of 2012, total nonperforming assets decreased 17% to $17.8 million, or 1.85% of total loans plus OREO, at June 30, 2012, compared to $21.4 million and 2.25% at March 31, 2012. This reduction was due mostly to $2.6 million in nonaccrual loans being restored to accrual status. Total criticized loans have decreased $40.5 million, or 28.7%, since year-end 2011, reflecting $26.2 million in principal paydowns. Peoples also upgraded $17.5 million in loans during the first half of 2012 based upon the financial condition of the borrowers. These positive trends in asset quality drove the significant decrease in Peoples' allowance for loan losses during the second quarter, which stood at 2.09% of total loans and 119.9% of nonperforming loans at June 30, 2012, compared to 2.53% and 79.0%, respectively, at year-end 2011.
"Overall, our second quarter results reflect positive progress towards sustaining the earnings momentum that has been building in recent quarters," summarized Sulerzyski. "We have maintained a growing, diversified revenue stream, which will be a source of strength if interest rates remain near their current low levels. Operating expenses are being managed to enhance overall efficiency. Continued asset quality improvement is freeing up capital that we intend to redeploy through prudent growth. We are committed to building shareholder value through disciplined execution of our strategies."
Peoples Bancorp Inc. is a diversified financial products and services company with $1.8 billion in total assets, 44 locations and 42 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance, and trust solutions through its financial service units - Peoples Bank, National Association; Peoples Financial Advisors (a division of Peoples Bank); and Peoples Insurance Agency, LLC. Peoples' common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly-traded companies. Learn more about Peoples at www.peoplesbancorp.com.

Conference Call to Discuss Earnings:
Peoples will conduct a facilitated conference call to discuss second quarter 2012 results of operations today at 11:00 a.m., Eastern Daylight Saving Time, with members of Peoples' executive management participating. Analysts, media and individual investors are invited to participate in the conference call by calling (800) 860-2442. A simultaneous Webcast of the conference call audio will be available online via the “Investor Relations” section of Peoples' website, www.peoplesbancorp.com. Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation and, if required, to download and install the necessary software. A replay of the call will be available on Peoples' website in the “Investor Relations” section for one year.

Safe Harbor Statement:
Certain statements made in this news release regarding Peoples' financial condition, results of operations, plans, objectives, future performance and business, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by the fact they are not historical facts and include words such as “anticipate”, “could”, “may”, “feel”, “expect”, “believe”, “plan”, and similar expressions.
These forward-looking statements reflect management's current expectations based on all information available to management and its knowledge of Peoples' business and operations. Additionally, Peoples' financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially. These factors include, but are not limited to: (1) deterioration in the credit quality of Peoples' loan portfolio, which may adversely impact the provision for loan losses; (2) competitive pressures among financial institutions or from non-financial institutions may increase significantly, including product and pricing pressures and Peoples' ability to attract, develop and retain qualified professionals; (3) changes in the interest rate environment, which may adversely impact interest margins; (4) changes in prepayment speeds, loan originations, sale volumes, charge-offs and loan loss provisions, which may be less favorable than expected and adversely impact the amount of interest income generated; (5) economic conditions, either nationally or in areas where Peoples, its subsidiaries and one or more acquired companies do business, may be less favorable than expected, which could decrease the demand for loans, deposits and other financial services and increase loan delinquencies and defaults; (6) legislative or regulatory changes or actions, including in particular the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the regulations promulgated and to be promulgated thereunder, which may subject Peoples, its subsidiaries or one or more acquired companies to a variety of new and more stringent legal and regulatory requirements which adversely affect their respective businesses; (7) changes in accounting standards, policies, estimates or procedures may adversely affect Peoples' reported financial condition or results of operations; (8) adverse changes in the conditions and trends in the financial markets, which may adversely affect the fair value of securities within Peoples' investment portfolio and interest rate sensitivity of Peoples' consolidated balance sheet; (9) Peoples' ability to receive dividends from its subsidiaries; (10) Peoples' ability to maintain required capital levels and adequate sources of funding and liquidity; (11) the impact of larger or similar financial institutions encountering problems, which may adversely affect the banking industry and/or Peoples' business generation and retention, funding and liquidity; (12) the costs and effects of regulatory and legal developments, including the outcome of potential regulatory or other governmental inquiries and legal proceedings and results of regulatory examinations; (13) Peoples' ability to secure confidential information through the use of computer systems and telecommunications networks, including those of our third-party vendors and other service providers, may prove inadequate, which could adversely affect customer confidence in Peoples and/or result in Peoples incurring a financial loss; (14) the overall adequacy of our risk management program; (15) Peoples' ability to complete and, if completed, successfully integrate acquisitions, including the pending merger of Sistersville Bancorp, Inc. with and into Peoples; and (16) other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the Securities and Exchange Commission (“SEC”), including those risk factors included in the disclosures under the heading “ITEM 1A. RISK FACTORS” of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2011.
Peoples encourages readers of this news release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements. Copies of documents filed with the SEC are available free of charge at the SEC's website at http://www.sec.gov and/or from Peoples' website.
As required by U.S. GAAP, Peoples is required to evaluate the impact of subsequent events through the issuance date of its June 30, 2012 consolidated financial statements as part of its Quarterly Report on Form 10-Q to be filed with the SEC. Accordingly, subsequent events could occur that may cause Peoples to update its critical accounting estimates and to revise its financial information from that which is contained in this news release.

PER COMMON SHARE DATA AND SELECTED RATIOS

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2012	2012	2011	2012	2011
PER COMMON SHARE:
Earnings per share:
Basic	$0.47	$0.63	$0.26	$1.10	$0.38
Diluted	0.47	0.63	0.26	1.10	0.38
Cash dividends declared per share	0.11	0.11	—	0.22	0.10
Book value per share	20.39	19.83	19.15	20.39	19.15
Tangible book value per share (a)	14.18	13.71	12.99	14.18	12.99
Closing stock price at end of period	$21.98	$17.54	$11.27	$21.98	$11.27

SELECTED RATIOS:
Return on average equity (b)	9.57%	12.90%	5.48%	11.22%	4.47%
Return on average common equity (b)	9.57%	12.90%	5.49%	11.22%	4.18%
Return on average assets (b)	1.11%	1.48%	0.65%	1.30%	0.53%
Efficiency ratio (c)	69.61%	65.47%	67.43%	67.52%	66.30%
Pre-provision net revenue to average assets (b)(d)	1.41%	1.68%	1.34%	1.54%	1.48%
Net interest margin (b)(e)	3.43%	3.41%	3.43%	3.42%	3.43%
Dividend payout ratio (f)	23.36%	17.61%	—%	20.08%	26.26%

(a)
This amount represents a non-GAAP measure since it excludes the balance sheet impact of intangible assets acquired through acquisitions on stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this release.

(b)	Ratios are presented on an annualized basis.

(c)	Non-interest expense (less intangible amortization) as a percentage of fully tax-equivalent net interest income plus non-interest income (less securities and asset disposal gains/losses).

(d)
This amount represents a non-GAAP measure since it excludes the recovery of or provision for loan loss and net gains or losses on security transactions. This measure is a key metric used by federal bank regulatory agencies in their evaluation of capital adequacy for financial institutions. Additional information regarding the calculation of this ratio is included at the end of this release.

(e)	Information presented on a fully tax-equivalent basis.

(f)	Dividends declared on common shares as a percentage of net income available to common shareholders.

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in $000’s)	2012	2012	2011	2012	2011
Interest income	$17,341	$17,612	$18,941	$34,953	$38,258
Interest expense	3,729	4,180	5,510	7,909	11,332
Net interest income	13,612	13,432	13,431	27,044	26,926
(Recovery of) provision for loan losses	(1,120)	(2,137)	2,295	(3,257)	7,606
Net interest income after (recovery of) provision for loan losses	14,732	15,569	11,136	30,301	19,320

Net gain on securities transactions	—	3,163	56	3,163	416
Loss on debt extinguishment	—	(3,111)	—	(3,111)	—
(Loss) gain on loans held-for-sale and other real estate owned	(48)	56	(533)	8	(476)
Net gain (loss) on other assets	5	(7)	(23)	(2)	(20)

Non-interest income:
Deposit account service charges	2,230	2,237	2,454	4,467	4,628
Insurance income	2,438	2,951	2,165	5,389	4,997
Trust and investment income	1,449	1,496	1,409	2,945	2,734
Electronic banking income	1,464	1,488	1,284	2,952	2,505
Mortgage banking income	682	549	286	1,231	660
Bank owned life insurance	(4)	8	92	4	179
Other non-interest income	239	353	201	592	562
Total non-interest income	8,498	9,082	7,891	17,580	16,265

Non-interest expense:
Salaries and employee benefits costs	8,415	8,245	7,953	16,660	15,580
Net occupancy and equipment	1,503	1,432	1,472	2,935	2,973
Professional fees	1,204	813	1,013	2,017	1,808
Electronic banking expense	870	694	685	1,564	1,303
Data processing and software	485	487	453	972	916
Franchise taxes	414	412	358	826	759
Communication expense	288	348	294	636	608
FDIC insurance	223	309	450	532	1,112
Foreclosed real estate and other loan expenses	255	221	224	476	574
Amortization of intangible assets	109	107	152	216	314
Other non-interest expense	1,920	1,948	1,665	3,868	3,390
Total non-interest expense	15,686	15,016	14,719	30,702	29,337
Income before income taxes	7,501	9,736	3,808	17,237	6,168
Income tax expense	2,471	3,079	887	5,550	1,378
Net income	$5,030	$6,657	$2,921	$11,687	$4,790
Preferred dividends	—	—	238	—	761
Net income available to common shareholders	$5,030	$6,657	$2,683	$11,687	$4,029

PER COMMON SHARE DATA:
Earnings per share – Basic	$0.47	$0.63	$0.26	$1.10	$0.38
Earnings per share – Diluted	$0.47	$0.63	$0.26	$1.10	$0.38
Cash dividends declared per share	$0.11	$0.11	$—	$0.22	$0.10

Weighted-average shares outstanding – Basic	10,524,429	10,513,388	10,478,362	10,518,909	10,475,109
Weighted-average shares outstanding – Diluted	10,524,429	10,513,388	10,507,895	10,518,929	10,492,712
Actual shares outstanding (end of period)	10,526,954	10,521,548	10,478,149	10,526,954	10,478,149

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(in $000’s)	2012	2011

Assets
Cash and cash equivalents:
Cash and due from banks	$30,175	$32,346
Interest-bearing deposits in other banks	3,508	6,604
Total cash and cash equivalents	33,683	38,950

Available-for-sale investment securities, at fair value (amortized cost of
$614,131 at June 30, 2012 and $617,128 at December 31, 2011)	623,986	628,571
Held-to-maturity investment securities, at amortized cost (fair value of
$38,327 at June 30, 2012 and $16,705 at December 31, 2011)	37,172	16,301
Other investment securities, at cost	24,356	24,356
Total investment securities	685,514	669,228

Loans, net of deferred fees and costs	955,278	938,506
Allowance for loan losses	(19,925)	(23,717)
Net loans	935,353	914,789

Loans held-for-sale	5,173	3,271
Bank premises and equipment, net of accumulated depreciation	23,754	23,905
Bank owned life insurance	49,388	49,384
Goodwill	62,852	62,520
Other intangible assets	2,531	1,955
Other assets	33,111	30,159
Total assets	$1,831,359	$1,794,161

Liabilities
Deposits:
Non-interest-bearing deposits	$272,627	$239,837
Interest-bearing deposits	1,145,669	1,111,243
Total deposits	1,418,296	1,351,080

Short-term borrowings	43,347	51,643
Long-term borrowings	106,471	142,312
Junior subordinated notes held by subsidiary trust	22,618	22,600
Accrued expenses and other liabilities	26,004	19,869
Total liabilities	1,616,736	1,587,504

Stockholders' Equity
Preferred stock, no par value (50,000 shares authorized, no shares issued
at June 30, 2012 and December 31, 2011)	—	—
Common stock, no par value (24,000,000 shares authorized, 11,134,025 shares issued at June 30, 2012 and 11,122,247 shares issued at December 31, 2011),
including shares in treasury	166,401	166,969
Retained earnings	62,920	53,580
Accumulated comprehensive income, net of deferred income taxes	430	1,412
Treasury stock, at cost (607,071 shares at June 30, 2012 and
615,123 shares at December 31, 2011)	(15,128)	(15,304)
Total stockholders' equity	214,623	206,657
Total liabilities and stockholders' equity	$1,831,359	$1,794,161

SELECTED FINANCIAL INFORMATION

	June 30,	March 31,	December 31,	September 30,	June 30,
(in $000’s, end of period)	2012	2012	2011	2011	2011
Loan Portfolio
Commercial real estate	$394,323	$394,034	$410,352	$424,741	$411,355
Commercial and industrial	161,893	150,431	140,857	140,058	145,625
Real estate construction	43,775	43,510	30,577	26,751	29,259
Residential real estate	212,813	218,745	219,619	222,374	215,242
Home equity lines of credit	48,414	48,067	47,790	48,085	48,148
Consumer	92,334	86,965	87,531	87,072	88,345
Deposit account overdrafts	1,726	2,351	1,780	1,712	2,145
Total loans	$955,278	$944,103	$938,506	$950,793	$940,119

Deposit Balances
Interest-bearing deposits:
Retail certificates of deposit	$411,401	$392,503	$411,247	$415,190	$421,167
Money market deposit accounts	249,608	255,907	268,410	254,012	264,677
Governmental deposit accounts	155,881	161,798	122,916	140,357	150,319
Savings accounts	161,664	155,097	138,383	132,182	133,352
Interest-bearing demand accounts	112,476	110,731	106,233	100,770	99,324
Total retail interest-bearing deposits	1,091,030	1,076,036	1,047,189	1,042,511	1,068,839
Brokered certificates of deposits	54,639	54,069	64,054	64,470	67,912
Total interest-bearing deposits	1,145,669	1,130,105	1,111,243	1,106,981	1,136,751
Non-interest-bearing deposits	272,627	268,444	239,837	235,585	222,075
Total deposits	$1,418,296	$1,398,549	$1,351,080	$1,342,566	$1,358,826

Asset Quality
Nonperforming assets:
Loans 90+ days past due and accruing	$51	$—	$—	$146	124
Nonaccrual loans	16,567	20,492	30,022	32,957	31,421
Total nonperforming loans	16,618	20,492	30,022	33,103	31,545
Other real estate owned	1,140	869	2,194	3,667	3,546
Total nonperforming assets	$17,758	$21,361	$32,216	$36,770	$35,091

Allowance for loan losses as a percent of
nonperforming loans	119.90%	103.69%	79.00%	76.16%	79.78%
Nonperforming loans as a percent of total loans	1.73%	2.16%	3.19%	3.47%	3.35%
Nonperforming assets as a percent of total assets	0.97%	1.18%	1.80%	2.04%	1.95%
Nonperforming assets as a percent of total loans
and other real estate owned	1.85%	2.25%	3.41%	3.84%	3.71%
Allowance for loan losses as a percent of total loans	2.09%	2.25%	2.53%	2.65%	2.68%

Capital Information(a)
Tier 1 common ratio	13.92%	13.82%	12.82%	12.40%	12.05%
Tier 1 risk-based capital ratio	15.93%	15.86%	14.86%	15.98%	15.62%
Total risk-based capital ratio (Tier 1 and Tier 2)	17.27%	17.20%	16.20%	17.33%	16.97%
Leverage ratio	10.18%	10.05%	9.45%	10.37%	10.10%
Tier 1 common capital	$156,565	$153,180	$142,521	$139,828	$136,842
Tier 1 capital	179,183	175,789	165,121	180,294	177,287
Total capital (Tier 1 and Tier 2)	194,307	190,694	180,053	195,485	192,663
Total risk-weighted assets	$1,124,982	$1,108,633	$1,111,443	$1,127,976	$1,135,234
Tangible equity to tangible assets (b)	8.45%	8.28%	8.22%	9.19%	8.86%
Tangible common equity to tangible assets (b)	8.45%	8.28%	8.22%	8.16%	7.83%
(a) June 30, 2012 data based on preliminary analysis and subject to revision.
(b) These ratios represent non-GAAP measures since they exclude the balance sheet impact of intangible assets acquired through acquisitions on both total stockholders' equity and total assets. Additional information regarding the calculation of these ratios is included at the end of this release.

PROVISION FOR LOAN LOSSES INFORMATION

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in $000’s)	2012	2012	2011	2012	2011
(Recovery of) Provision for Loan Losses
(Recovery of) Provision for checking account overdrafts	$80	$(12)	$95	$68	$106
(Recovery of) Provision for other loan losses	(1,200)	(2,125)	2,200	(3,325)	7,500
Total (recovery of) provision for loan losses	$(1,120)	$(2,137)	$2,295	$(3,257)	$7,606

Net Charge-Offs
Gross charge-offs	$1,545	$2,571	$3,470	$4,116	$12,250
Recoveries	1,341	2,240	1,892	3,581	3,044
Net charge-offs	$204	$331	$1,578	$535	$9,206

Net Charge-Offs (Recoveries) by Type
Commercial real estate	$84	$351	$1,152	$435	$7,915
Commercial and industrial	(67)	(48)	(385)	(115)	391
Residential real estate	126	(97)	630	29	388
Real estate, construction	—	—	—	—	—
Home equity lines of credit	(1)	64	67	63	304
Consumer	(33)	26	7	(7)	68
Deposit account overdrafts	95	35	107	130	140
Total net charge-offs	$204	$331	$1,578	$535	$9,206

Net charge-offs as a percent of loans (annualized)	0.09%	0.14%	0.67%	0.11%	1.94%

SUPPLEMENTAL INFORMATION

	June 30,	March 31,	December 31,	September 30,	June 30,
(in $000’s, end of period)	2012	2012	2011	2011	2011

Trust assets under management	$847,962	$853,444	$821,659	$776,165	$846,052
Brokerage assets under management	309,852	284,453	262,196	249,550	265,384
Mortgage loans serviced for others	296,025	281,015	275,715	262,992	259,352
Employees (full-time equivalent)	494	499	513	540	537

CONSOLIDATED AVERAGE BALANCE SHEETS AND NET INTEREST INCOME

	Three Months Ended
	June 30, 2012			March 31, 2012			June 30, 2011
(in $000’s)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$9,336	$4	0.19%	$6,280	$4	0.25%	$9,200	$5	0.20%
Investment securities (a)(b)	677,538	5,530	3.27%	682,904	6,078	3.56%	670,707	6,800	4.06%
Gross loans (a)	959,599	12,072	5.05%	946,230	11,789	5.00%	947,620	12,417	5.25%
Allowance for loan losses	(21,650)			(24,429)			(27,835)
Total earning assets	1,624,823	17,606	4.35%	1,610,985	17,871	4.45%	1,599,692	19,222	4.81%

Intangible assets	64,737			64,425			64,682
Other assets	133,991			131,331			144,357
Total assets	$1,823,551			$1,806,741			$1,808,731

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$159,242	$23	0.06%	$147,420	$21	0.06%	$137,518	$62	0.18%
Interest-bearing demand accounts	263,303	286	0.44%	247,557	269	0.44%	248,258	440	0.71%
Money market deposit accounts	253,458	113	0.18%	264,808	126	0.19%	264,195	225	0.34%
Brokered certificates of deposits	53,843	487	3.64%	61,443	528	3.46%	69,747	570	3.28%
Retail certificates of deposit	407,413	1,380	1.36%	400,444	1,603	1.61%	420,497	2,377	2.27%
Total interest-bearing deposits	1,137,259	2,289	0.81%	1,121,672	2,547	0.91%	1,140,215	3,674	1.29%

Short-term borrowings	52,172	19	0.14%	57,509	19	0.13%	42,536	26	0.25%
Long-term borrowings	129,145	1,421	4.38%	153,106	1,614	4.20%	174,350	1,810	4.13%
Total borrowed funds	181,317	1,440	3.16%	210,615	1,633	3.09%	216,886	1,836	3.37%
Total interest-bearing liabilities	1,318,576	3,729	1.14%	1,332,287	4,180	1.26%	1,357,101	5,510	1.63%

Non-interest-bearing deposits	269,316			247,487			226,669
Other liabilities	24,191			19,350			11,257
Total liabilities	1,612,083			1,599,124			1,595,027

Preferred equity	—			—			17,856
Common equity	211,468			207,617			195,848
Stockholders’ equity	211,468			207,617			213,704
Total liabilities and equity	$1,823,551			$1,806,741			$1,808,731

Net interest income/spread (a)		$13,877	3.21%		$13,691	3.19%		$13,712	3.18%
Net interest margin (a)			3.43%			3.41%			3.43%

(a) Information presented on a fully tax-equivalent basis.
(b) Average balances are based on carrying value.

	Six Months Ended
	June 30, 2012			June 30, 2011
(in $000’s)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$7,808	$8	0.21%	$14,672	$16	0.22%
Investment securities (a)(b)	680,221	11,608	3.41%	665,004	13,702	4.12%
Gross loans (a)	952,915	23,861	5.03%	955,478	25,121	5.29%
Allowance for loan losses	(23,039)			(28,085)
Total earning assets	1,617,905	35,477	4.40%	1,607,069	38,839	4.85%

Intangible assets	64,581			64,751
Other assets	132,348			144,864
Total assets	$1,814,834			$1,816,684

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$153,331	$44	0.06%	$133,175	$117	0.18%
Interest-bearing demand accounts	255,430	555	0.44%	240,637	1,062	0.89%
Money market deposit accounts	259,133	240	0.19%	271,390	470	0.35%
Brokered certificates of deposits	57,643	1,014	3.54%	75,685	1,202	3.20%
Retail certificates of deposit	403,929	2,983	1.49%	423,689	4,808	2.29%
Total interest-bearing deposits	1,129,466	4,836	0.86%	1,144,576	7,659	1.35%

Short-term borrowings	54,841	38	0.14%	44,420	61	0.27%
Long-term borrowings	141,126	3,035	4.28%	175,404	3,612	4.12%
Total borrowed funds	195,967	3,073	3.12%	219,824	3,673	3.34%
Total interest-bearing liabilities	1,325,433	7,909	1.20%	1,364,400	11,332	1.67%

Non-interest-bearing deposits	258,401			224,674
Other liabilities	21,458			11,626
Total liabilities	1,605,292			1,600,700

Preferred equity	—			21,530
Common equity	209,542			194,454
Stockholders’ equity	209,542			215,984
Total liabilities and equity	$1,814,834			$1,816,684

Net interest income/spread (a)		$27,568	3.20%		$27,507	3.18%
Net interest margin (a)			3.42%			3.43%

(a) Information presented on a fully tax-equivalent basis.
(b) Average balances are based on carrying value.

NON-GAAP FINANCIAL MEASURES
The following non-GAAP financial measures used by Peoples provide information useful to investors in understanding Peoples' operating performance and trends, and facilitate comparisons with the performance of Peoples' peers. The following tables summarize the non-GAAP financial measures derived from amounts reported in Peoples' consolidated financial statements:

	At or For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(in $000’s)	2012	2012	2011	2011	2011

Tangible Equity:
Total stockholders' equity, as reported	$214,623	$208,666	$206,657	$224,530	$218,527
Less: goodwill and other intangible assets	65,383	64,429	64,475	64,489	64,602
Tangible equity	$149,240	$144,237	$142,182	$160,041	$153,925

Tangible Common Equity:
Tangible equity	$149,240	$144,237	$142,182	$160,041	$153,925
Less: preferred stockholders' equity	—	—	—	17,875	17,862
Tangible common equity	$149,240	$144,237	$142,182	$142,166	$136,063

Tangible Assets:
Total assets, as reported	$1,831,359	$1,805,923	$1,794,161	$1,805,743	$1,802,703
Less: goodwill and other intangible assets	65,383	64,429	64,475	64,489	64,602
Tangible assets	$1,765,976	$1,741,494	$1,729,686	$1,741,254	$1,738,101

Tangible Book Value per Common Share:
Tangible common equity	$149,240	$144,237	$142,182	$142,166	$136,063
Common shares outstanding	10,526,954	10,521,548	10,507,124	10,489,400	10,478,149

Tangible book value per common share	$14.18	$13.71	$13.53	$13.55	$12.99

Tangible Equity to Tangible Assets Ratio:
Tangible equity	$149,240	$144,237	$142,182	$160,041	$153,925
Total tangible assets	$1,765,976	$1,741,494	$1,729,686	$1,741,254	$1,738,101

Tangible equity to tangible assets	8.45%	8.28%	8.22%	9.19%	8.86%

Tangible Common Equity to Tangible Assets Ratio:
Tangible common equity	$149,240	$144,237	$142,182	$142,166	$136,063
Tangible assets	$1,765,976	$1,741,494	$1,729,686	$1,741,254	$1,738,101

Tangible common equity to tangible assets	8.45%	8.28%	8.22%	8.16%	7.83%

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in $000’s)	2012	2012	2011	2012		2011

Pre-Provision Net Revenue:
Income before income taxes	$7,501	$9,736	$3,808	$17,237		$6,168
Add: provision for loan losses	—	—	2,295	—		7,606
Add: loss on debt extinguishment	—	(3,111)	—	(3,111)		—
Less: recovery of loan losses	(1,120)	(2,137)	—	(3,257)		—
Less: net gain on securities transactions	—	3,163	56	3,163		416
Pre-provision net revenue	$6,381	$7,547	$6,047	$13,928		$13,358

Pre-provision net revenue	6,381	7,547	6,047	13,928	13,928	13,358
Total average assets	1,823,551	1,806,741	1,808,731	1,814,834		1,816,684

Pre-provision net revenue to average assets (annualized)	1.41%	1.68%	1.34%	1.54%		1.48%

END OF RELEASE